Exhibit 99.1

Investor Relations Contact:	Media Contact:
Quintin Lai	Emily Denney
Investor Relations, West	Global Communications, West
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Increases Equity Stake in Daikyo Seiko, Ltd. - Extending the Companies’
Longstanding Partnership in Injectable Drug Delivery

Exton, PA - October 16, 2019 - West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration and delivery, today announced that it has increased its minority equity stake to 49 percent in Daikyo Seiko, Ltd., a company that West has partnered with for more than 40 years to develop and manufacture high-quality components and solutions for the primary containment and delivery of injectable medicines.

West and Daikyo have long-standing agreements which include a distribution agreement, by which West distributes and markets Daikyo products throughout the world, on an exclusive basis, as well as a technology exchange and cross license agreement, which grants each party certain exclusive intellectual property rights for the manufacture of products covered by the relationship. Additionally, Daikyo has distribution rights of West products within Japan. This transaction is not expected to have a material impact to West’s 2019 financial outlook.

“West and Daikyo have formed an exceptional, long-term partnership to supply critically important components for the containment and delivery of injectable medicines,” said Eric M. Green, President and Chief Executive Officer, West. “At West, we value and admire the innovative products that Daikyo offers-they are an ideal complement to West’s portfolio of products and services. We look forward to our continued partnership and collaboration as we continue to work together to offer our customers the next generation of integrated packaging and delivery innovations.”

“Daikyo specializes in improving product quality to the highest level possible-always seeking to develop innovative components and solutions that can lead us to absolute quality,” said Morihiro Sudo, President, Daikyo Seiko, Ltd. “We are proud to work with West, a company that shares this commitment, and look forward to our continued collaboration to deliver even more products to the market in the future.”

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Examples of these forward-looking statements include (but are not limited to) statements with respect to future collaborations and products. While forward-looking statements reflect West’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, except as required by law, West disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, new information or other changes. Known material risks, uncertainties and other factors that can affect future results are discussed or incorporated by reference in periodic reports under the Securities Exchange Act of 1934, as amended, filed by West from time to time with the Securities and Exchange Commission.

About West
West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2018 net sales of $1.7 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world. For more information, visit www.westpharma.com.

About Daikyo
Daikyo Seiko, Ltd. is a leading manufacturer of high-quality injectable packaging components that include: Daikyo Flurotec® film laminated elastomeric closures, Crystal Zenith® cyclic olefin polymer containment and delivery systems, PLASCAP® seals, and various medical device components. Targeting a “zero defect” quality, Daikyo products are manufactured in clean rooms and released under 100 percent vision inspection. Daikyo offers components as sterile and ready to sterilize, and also offers customization.  Headquartered in Sano, Tochigi Prefecture, Japan- Daikyo works closely with pharmaceutical customers to innovate and continuously improve manufacturing processes.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc. in the United States and other jurisdictions, unless noted otherwise. Daikyo® and the products mentioned in the ”About Daikyo” section above are registered trademarks of Daikyo Seiko, Ltd., and are used with permission.